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                                                                      EXHIBIT 23



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
MAF Bancorp, Inc.

We consent to incorporation by reference in the registration statements (No.'s 33-79110, 333-06593, 333-65655, 333-66693, 333-72865, 333-72863) on Form S-8 of
MAF Bancorp, Inc. of our report dated January 26, 2000, relating to the consolidated statements of financial condition of MAF Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of MAF Bancorp, Inc.



/s/ KPMG LLP
Chicago, Illinois
March 20, 2000